EXHIBIT 10.60

   EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement ("Agreement ") is made and effective this 22nd  Day of March 2010 by and between Delta Mutual, Inc., a Delaware Corporation ("Company") and Dr. Daniel R. Peralta (the Executive") to serve as President, CEO and Chairman of the Board.

Company desires to employ Executive and Executive desires to enter into the employ of Company in such capacity and on the terms and conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties, intending to be legally bound, agrees as follows:

1. EMPLOYMENT.

Company hereby agrees to employ Executive as it President and CEO as well as serving as its Chairman of the Board of Directors and Executive hereby accepts such employment in accordance with the terms of this Agreement and the terms of employment applicable to employees of Company, in general. In the event of any conflict or ambiguity between the terms of this Agreement and terms of employment applicable to employees of the Company in general, the terms of this Agreement shall prevail. Executive hereby represents and warrants the he knows of no reason why he is not physically capable of performing his obligations under this Agreement in accordance with its terms.

2. DUTIES OF EXECUTIVE.

Executive shall have such powers and duties as are commensurate with those positions as described in Company's bylaws and as may be assigned to him by the Board of Directors ("the Board")

3. COMPENSATION.

For all services rendered by Executive in any capacity required hereunder during the terms of the Agreement, including, without limitation, services as an employee, officer, director, or member of any committee of Company, or any subsidiary, affiliate or division thereof, Executive shall be compensated as follows:

A. A fixed salary of $ 500,000.00 (Five hundred thousand dollars) per year (base salary), payable in accordance with the customary payroll practices of Company, but in no event less frequently than monthly. The base salary shall be reviewed not later than the end of each calendar year that Executive is employed by the Company. Company may directly or

B.	indirectly withhold from any payments made under the Agreement all Federal, state, city, local or other taxes as shall be required pursuant to law or governmental regulation or ruling.

C.	BONUS.

Executive shall be included, in a manner consistent with his position, in any Bonus system, bonus pool, incentive compensation. Profit sharing, deferred Compensation or similar plan or program for senior executives, officers or Employees that may be implemented from time to time by the Board.

D.	Stock Options:

Executive shall be included in a manner consistent with his position, in any Stock option, stock incentive program, stock bonus pool, stock incentive Compensation, deferred stock compensation or similar plan or program for Senior executives, officers of the Company in general that may be established From time to time by the Board.

E.	Additional Benefits

Except as modified by this Agreement, Executive shall be entitled to
Included in any Company's group health insurance plan and any other benefit plans (including pension or retirement plans) as are made available to Executives and/or the employees of Company in general. Notwithstanding the foregoing, nothing in this Agreement shall preclude the amendment or termination of Company's group health insurance plan or any other benefit plan or program, provided that such amendment or termination is applicable to all the employees of Company. In addition, Executive shall be entitled to not less than fifteen (15) days of paid vacation per calendar year during the period of this Agreement is in effect. The carry-over of any unused vacation days will be governed by and in accordance with Company policy.

F. Business Expenses:
Company shall pay or reimburse Executive for all reasonable necessary and usual business expenses incurred by Executive in connection with the performance of his duties and obligations under this Agreement, subject to Executive's presentation of appropriate documentation and receipts and in accordance with such procedures as Company may from time to time establish for its executives, consistent with the need to preserve any deductions to which Company may be entitled for Federal tax purposes.

4. Terms and Termination:

This agreement shall commence on March 23rd.of the year 2010 and shall continue in effect for a period of 5 (five) years (the "initial term"). Thereafter, the Initial Term shall be extended for additional two-year periods (the "Additional Term"). If neither party has given the other party notice of termination at least ninety (90) days prior to the end of the Initial Term of the then current Additional Term.

B Performance benefits:

Executive shall be eligible for additional compensation from the Company based on his ability to provide through his efforts an increase in Corporate profits as defined under existing accounting practices, which cause an increase in any quarter filings which demonstrate an increase over and above the corresponding quarter filings of the year 2005 during the first year of this agreement. For the second year of this agreement the bonus shall be computed on the quarterly reports of the company for the year 2006, for the third year of the contract, the bonus shall be based on the performances of the quarterly reports of the year 2007 and the 4th.year of the agreement, the bonus shall be based on the Quarterly reports of the year 2008.and continue the same for the quarterly filings for the years 2009. Each subsequent year of this agreement. Such bonus shall pooled with other senior executives be computed as a total pool equal to Fifteen per cent (15%) of the net profits as provided in any 10Q (or 10K) as filed to the SEC. Such sums are due and payable to the Executive within 10 days of said filings to the SEC. The Board of Directors is responsible for the selection of the % of the pool to be apportioned between the so described Senior Executives

Any notice required by this Agreement or given in connection with it, shall be in writing and shall be given to the appropriate party by personal delivery or by certified mail, postage prepaid, or any recognized overnight delivery services; Delivery or by certified mail, postage prepaid, or any recognized overnight delivery services:

If to the Company: Delta Mutual, Inc.
14362 N. Frank Lloyd Wright Blvd. #2105 Scottsdale, Az. 85260

If to the Executive:

Dr. Daniel R. Peralta 10365 E. Corrine Dr. Scottsdale, AZ. 85260-4696

Final Agreement:

This Agreement supersedes all prior understandings or agreements (whether written or oral) between Executive and Company or any of its subsidiaries and affiliates and sets for the entire understanding between the parties with respect to the subject matter hereof. This Agreement may not be modified except by written amendment duly executed by both parties.

Governing Law:
This Agreement shall be construed and enforced in accordance with the laws of state of Delaware.

Severability:
If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, then this Agreement, including all of the remaining terms, will remain in full force and effect as if such invalid or unenforceable provision had never been included.

Arbitration:

The parties agree that they will use their best efforts to amicably resolve and dispute arising out of or relating to this Agreement. Any controversy, claim or dispute that cannot be so resolved shall be settled by final binding arbitration in accordance with the rules of the American Arbitration Association in the state of Arizona in the county of Maricopa and judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

DELTA MUTUAL, INC.
For: DELTA Mutual, Inc.  /s/ Malcolm W. Sherman
Exec, V.P. and Vice Chairman

By: